EXHIBIT 2

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM FINANCIAL INFORMATION
(UNAUDITED)
SEPTEMBER 30, 2013

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM FINANCIAL INFORMATION
(UNAUDITED)
SEPTEMBER 30, 2013

TABLE OF CONTENTS

Page
UNAUDITED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2013 – IN U.S. DOLLARS:
Condensed interim statements of comprehensive loss	2
Condensed interim statements of financial position	3
Condensed interim statements of changes in equity	4-5
Condensed interim statements of cash flows	6
Notes to the condensed interim financial statements	7-10

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
	U.S. dollars in thousands
REVENUE	3	3	11	12
RESEARCH AND DEVELOPMENT EXPENSES, NET, see note 6	(2,207)	(1,379)	(5,535)	(5,207)
GENERAL AND ADMINISTRATIVE EXPENSES	(545)	(550)	(1,768)	(1,730)
OPERATING LOSS	(2,749)	(1,926)	(7,292)	(6,925)
FINANCIAL INCOME	53	57	113	145
FINANCIAL EXPENSES	(3)	(98)	(9)	(194)
FINANCIAL INCOME (EXPENSES), NET	50	(41)	104	(49)
LOSS AND COMPREHENSIVE LOSS	(2,699)	(1,967)	(7,188)	(6,974)

LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars)	0.04	0.04	0.12	0.13
WEIGHTED AVERAGE OF ORDINARY SHARES (in thousands)	62,637	52,745	61,800	52,462

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	September 30	December 31
	2013	2012
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	13,165	16,814
Bank deposits	302	486
Financial assets at fair value through profit or loss	239	1,065
Prepaid expenses and receivables	778	198
	14,484	18,563
NON-CURRENT ASSETS:
Restricted bank deposit	79	75
Fixed assets	107	113
Intangible assets	1,545	1,345
	1,731	1,533
Total assets	16,215	20,096

CURRENT LIABILITIES:
Accounts payable and accrued expenses	1,924	1,078

EQUITY:
Ordinary shares	171	143
Ordinary shares to be issued	-	8,020
Additional paid-in capital	41,679	31,469
Warrants	2,499	3,273
Accumulated deficit	(30,058)	(23,887)
Total equity	14,291	19,018
Total liabilities and equity	16,215	20,096

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY
(Unaudited)

	Ordinary shares	Ordinary shares to be issued	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2013	143	8,020	31,469	3,273	(23,887)	19,018

CHANGES IN THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2013:
Share-based compensation to employees and service providers	-	-	-	-	1,017	1,017
Issuance of ordinary shares and warrants	17	(5,661)	5,735	9	-	100
Settlement of the royalty obligations	7	(2,359)	2,352	-	-	-
Exercise of warrants and options into ordinary shares, net	4	-	2,052	(712)	-	1,344
Warrants expiration	-	-	71	(71)	-	-
Comprehensive loss	-	-	-	-	(7,188)	(7,188)
BALANCE AT SEPTEMBER 30, 2013	171	-	41,679	2,499	(30,058)	14,291

BALANCE AT JANUARY 1, 2012	142	-	31,168	2,686	(15,209)	18,787

CHANGES IN THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2012:
Exercise of warrants into ordinary shares	1	-	301	-	-	302
Share-based compensation to employees and service providers	-	-	-	-	1,363	1,363
Comprehensive loss	-	-	-	-	(6,974)	(6,974)
BALANCE AT SEPTEMBER 30, 2012	143	-	31,469	2,686	(20,820)	13,478

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY (continued)
(Unaudited)

	Ordinary shares	Ordinary shares to be issued	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands
BALANCE AT JULY 1, 2013	167	-	39,679	3,232	(27,822)	15,256

CHANGES IN THE THREE MONTHS PERIOD ENDED SEPTEMBER 30, 2013:
Share-based compensation to employees and service providers	-	-	-	-	463	463
Exercise of warrants and options into ordinary shares, net	4	-	1,929	(662)	-	1,271
Warrants expiration	-	-	71	(71)	-	-
Comprehensive loss	-	-	-	-	(2,699)	(2,699)
BALANCE AT SEPTEMBER 30, 2013	171	-	41,679	2,499	(30,058)	14,291

BALANCE AT JULY 1, 2012	142	-	31,195	2,686	(19,197)	14,826

CHANGES IN THE THREE MONTHS PERIOD ENDED SEPTEMBER 30, 2012:
Exercise of warrants into ordinary shares	1	-	274	-	-	275
Share-based compensation to employees and service providers	-	-	-	-	344	344
Comprehensive loss	-	-	-	-	(1,967)	(1,967)
BALANCE AT SEPTEMBER 30, 2012	143	-	31,469	2,686	(20,820)	13,478

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30		Three months ended September 30
	2013	2012	2013	2012
	U.S. dollars in thousands
CASH FLOW FROM OPERATING ACTIVITIES:
Loss	(7,188)	(6,974)	(2,699)	(1,967)
Adjustments in respect of income and expenses notinvolving cash flow:
Share-based compensation to employees and service providers	1,017	1,363	463	344
Depreciation	18	15	7	4
Fair value gains on financial assets at fair value through profit or loss	(50)	2	(6)	(18)
Revaluation of bank deposits	(13)	(31)	(15)	3
Accretion of royalty obligations to investors	-	129	-	67
Exchange differences relating to cash and cash equivalents	(32)	(28)	(27)	(18)
	940	1,450	422	382
Changes in assets and liability items:
Decrease (increase) in prepaid expenses and receivables	(580)	(31)	(192)	115
Increase in accounts payable and accrued expenses	846	306	363	7
	266	275	171	122
Net cash used in operating activities	(5,982)	(5,249)	(2,106)	(1,463)
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(12)	(5)	(3)	-
Purchase of intangible assets	(200)	(100)	(200)	-
Change in investment in bank deposits	193	529	-	5,996
Purchase of financial assets at fair value through profit or loss	-	(1,032)	-	(927)
Proceeds from sale of financial assets at fair value through profit or loss	876	1,030	-	925
Net cash resulting in investing activities	857	422	(203)	5,994

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares and warrants	100	-	-	-
Exercise of warrants and options into ordinary shares	1,344	302	1,271	275
Net cash provided by financing activities	1,444	302	1,271	275

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,681)	(4,525)	(1,038)	4,806
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	32	28	27	18
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,814	14,070	14,176	4,749
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	13,165	9,573	13,165	9,573
Supplementary information on interest received in cash	25	50	10	4

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - GENERAL:

a.    General

RedHill Biopharma Ltd. (the "Company") was incorporated in Israel on August 3, 2009 and is active in the pharmaceutical industry. The Company is focused primarily on the development and acquisition of therapeutic candidates acquired through asset purchases or in-licensing transactions. In particular, the Company acquires or in-licenses and develops patent-protected new formulations and combinations of existing drugs in advanced stages of development with the objective of obtaining marketing approvals for these therapeutic candidates. Additionally, the Company's strategy is to commercialize the therapeutic candidates mainly through cooperation with pharmaceutical companies.

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (TASE) and such securities are tradable on the TASE since that time. In December 2012, the Company also listed American Depositary Shares (“ADSs”) on the NASDAQ Capital Market (NASDAQ) and such ADSs are tradable on the NASDAQ since that time.

The Company's registered address is 21 Ha'arba'a St, Tel-Aviv 64739, Israel.

The Company is still in the research and development phase. Accordingly, the Company is unable to estimate if and when its business will generate positive cash flow. Through September 30, 2013, the Company has accumulated an operating loss and its activities have been funded mainly through public and private offerings of the Company's securities.

The Company plans to fund its future operations through commercialization of its therapeutic candidates, mainly through out-licensing and through additional capital raising. The Company's current cash resources are sufficient to complete the research and development of several, but not all of the Company's therapeutic candidates. Management expects that the Company will incur more losses in the coming years as it continues to focus its resources on advancing its therapeutic candidates based on a prioritization plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations through approximately November 2014, although no assurance can be given that no additional funds will be needed prior to such time.

If the Company is unable to commercialize or out-license its therapeutic candidates, or obtain future financing, it may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs related to its therapeutic candidates, which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.     Approval of the condensed interim financial statements

These financial statements were approved by the Board of Directors on November 10, 2013.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

  NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED INTERIM FINANCIAL STATEMENTS:

a.
The Company's condensed interim financial statements for the three and nine months ended September 30, 2013 (the "Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete presentation of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The condensed interim financial statements should be read in conjunction with the annual financial statements as of December 31, 2012 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies and calculation methods applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2012.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2012 annual financial statements.

  NOTE 3 - AGREEMENTS TO PURCHASE INTELLECTUAL PROPERTY OF DRUGS

In June 2013, the Company recorded intangible assets in the amount of U.S. $200,000 after reaching a development milestone under an agreement with a Canadian-based company for the co-development of a therapeutic candidate to treat acute migraines.

  NOTE 4 - EQUITY:

a.
On January 10, 2013, the Company issued 2,317,186 ordinary shares as part of the acquisition and termination of royalty rights granted to investors pursuant to the August 2010 mandatory convertible loan agreement. The acquisition and termination of the royalty rights were approved by a general shareholders meeting of the Company on December 26, 2012.

b.
In December 2012, the Company entered into investment agreements with a group of investors for the issuance of 6,481,280 ordinary shares and 3,240,640 warrants exercisable into ordinary shares in consideration for an aggregate investment amount of approximately U.S. $6.35 million, net of direct issuance costs. The ordinary shares and warrants were issued on January 10, 2013.

c.
During the nine-month period ended September 30, 2013, the Company received a notice of exercise with respect to non-tradable warrants that had been granted to investors who participated in the August and November 2010 mandatory convertible loan agreements. Accordingly, the Company issued 1,577,549 ordinary shares for U.S. $1.331 million, net of direct issuance costs.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

  NOTE 4 - EQUITY (continued):

d.
In June 2013, the Company received a notice of exercise with respect to options that had been issued to a consultant in August 2010 and in February 2011. Accordingly, the Company issued 60,000 ordinary shares for U.S. $13,000.

  NOTE 5 - SHARE-BASED PAYMENTS:

a.
On July 31, 2013, an extraordinary general meeting of the Company’s shareholders resolved, subsequent to the approval of the Company’s Board of Directors on May 26, 2013, to allocate an aggregate of 850,000 options under the Company’s stock options plan to the Company's directors, including the Company's Chief Executive Officer, Mr. Dror Ben-Asher, and the Company’s Deputy Chief Executive Officer, Finance and Operations, Mr. Ori Shilo. Each option is exercisable into one ordinary share at an exercise price of U.S. $1.12 per share. The options will vest in 16 equal quarterly installments over a four-year period. The fair value of the options on the date of grant was U.S. $0.45 million.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: U.S. $0.98, expected volatility: 66.08%, risk-free interest rate: 1.95% and expected useful life to exercise: seven years.

The options will be exercisable, either in full or in part, from the vesting date until the end of seven years from the date of grant.

b.
On May 26, 2013, the Board of Directors of the Company granted 1,930,000 options to employees and consultants of the Company under the Company’s stock options plan. Each option is exercisable into one ordinary share at an exercise price of U.S. $1.12 per share.

The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the date of grant, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the date of grant, the options will vest as follows: 1/4 of the options will vest one year following the grant date, and the rest over the following three years in 12 equal quarterly installments.

The fair value of all options on the date of grant was U.S. $1.1 million. The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: U.S. $1.067, expected volatility: 66.55%, risk-free interest rate: 1.4% and expected useful life to exercise: seven years.

The options will be exercisable, either in full or in part, from the vesting date until the end of seven years from the date of grant.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS (continued)
(Unaudited)

NOTE 6 - RESEARCH AND DEVELOPMENT EXPENSES, NET:

In February 2013, the Company received a notice from its Canadian service provider ("Service Provider") that the Canadian authorities' successfully completed review of the Service Provider's request for certain incentive cash benefits related to research and development activities provided by the Service Provider for the Company. In March 2013 the Service Provider received the requested benefits from the Canadian authorities and, subsequently, the Company received a discount from the Service Provider for research and development services provided from 2011 through February 2012 in the amount of U.S. $292,000. As of September 30, 2013 the Company expects to receive an additional discount of U.S. $581,000 in respect to research and development services provided by the Service Provider from March 2012 through September 30, 2013.

During the nine-month period ended September 30, 2013, the Company recorded research and development expenses, excluding the incurred credit, in an aggregate amount of U.S. $6.4 million.

  NOTE 7 - EVENTS SUBSEQUENT TO SEPTEMBER 30, 2013:

During October and November 2013, the Company received notices of exercise with respect to non-tradable warrants that had been granted to investors in November 2010 mandatory convertible loan agreements. Accordingly, the Company issued 973,316 ordinary shares for U.S. $835,000.